ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             MANTI RESOURCES, INC.,
                MANTI OPERATING COMPANY, MANTI JAMBA, LTD., TRi-C
              RESOURCES, INC., SUNBELT ENERGY, LTD., SUNBELT ENERGY
          PROPERTIES I, L.L.C., SUNBELT ENERGY PROPERTIES -ST. BERNARD,
             L.L.C., SUNBELT ENERGY PROPERTIES-LAKE BORGNE, L.L.C.,
          SUNBELT ENERGY PROPERTIES - BLUEBELL, L.L.C., SUNBELT ENERGY
     PROPERTIES-GUMBO, L.L.C., SUNBELT ENERGY PROPERTIES-JAMBALAYA, L.L.C.,
                   SUNBELT ENERGY PROPERTIES - MODEL T, L.L.C.

                                       AND

                                 CAPCO OFFSHORE,
                                   INC. BUYER

                                TABLE OF CONTENTS

ARTICLE 1..................................................................    1

ARTICLE 2..................................................................    7
   2.1.    Assets..........................................................    7
   2.2.    Purchase Price..................................................    7
   2.3.    Closing.........................................................    8
   2.4.    Closing Obligations.............................................    8
   2.5.    Allocations and Adjustments.....................................    9
   2.6.    Assumption......................................................   11

ARTICLE 3..................................................................   11
   3.1.    Organization and Good Standing..................................   11
   3.2.    Authority; No Conflict..........................................   12
   3.3.    Bankruptcy......................................................   13
   3.4.    Taxes...........................................................   13
   3.5.    Legal Proceedings; Orders.......................................   13
   3.6.    Environmental...................................................   13
   3.7.    Personal Property...............................................   14
   3.8.    Title to Properties.............................................   14
   3.9.    Brokers.........................................................   14
   3.10.   Tax Sharing Agreements..........................................   14
   3.11.   Consents........................................................   14
   3.12.   Gas Imbalances, Prepayment Arrangements; Take-or-Pay............   14
   3.13.   Status of Leases................................................   14
   3.14.   Contracts.......................................................   14

ARTICLE 4..................................................................   15
   4.1.    Organization and Good Standing..................................   15
   4.2.    Authority; No Conflict..........................................   15
   4.3.    Certain Proceedings.............................................   16
   4.4.    Knowledgeable Investor..........................................   16
   4.5.    Securities Laws.................................................   16
   4.6.    Due Diligence...................................................   16
   4.7.    Basis of Buyer's Decision.......................................   16
   4.8.    Material Factor.................................................   16

ARTICLE 5..................................................................   17
   5.1.    Access and Investigation........................................   17
   5.2.    Operation of the Assets.........................................   17
   5.3.    Insurance.......................................................   18
   5.4.    Consent and Waivers.............................................   18
   5.5.    Notification....................................................   18
   5.6.    Satisfaction of Conditions......................................   19

ARTICLE 6..................................................................   19
   6.1.    Notification....................................................   19
   6.2.    Satisfaction of Conditions......................................   19

ARTICLE 7..................................................................   20
   7.1.    Accuracy of Representations.....................................   20
   7.2.    Seller's Performance............................................   20
   7.3.    No Proceedings..................................................   21

ARTICLE 8..................................................................   21
   8.1.    Accuracy of Representations.....................................   21
   8.2.    Buyer's Performance.............................................   21
   8.3.    No Proceedings..................................................   21

ARTICLE 9..................................................................   21
   9.1.    Termination Events..............................................   22
   9.2.    Effect of Termination...........................................   22

ARTICLE 10.................................................................   22
   10.1.   Survival........................................................   22
   10.2.   Indemnification and Payment of Damages by Seller................   22
   10.3.   Indemnification and Payment of Damages by Buyer.................   23
   10.4.   Time Limitations................................................   24
   10.5.   Limitations on Amount--Seller...................................   24
   10.6.   Limitations on Amount--Buyer....................................   24
   10.7.   Procedure for Indemnification--Third Party Claims...............   24
   10.8.   Procedure for Indemnification--Other Claims.....................   25
   10.9.   Extent of Representations and Warranties........................   25
   10.10.  Compliance With Express Negligence Test.........................   26
   10.11.  Limitations of Liability........................................   27

ARTICLE 11.................................................................   27
   11.1.   Title Examination and Access....................................   27
   11.2.   Defensible Title................................................   27
   11.3.   Title Defects...................................................   28
   11.4.   Adjustments.....................................................   28
   11.5.   Environmental Audit.............................................   28
   11.6.   Remedies For Violations Of Environmental Laws...................   29
   11.7.   Right of Termination............................................   29
   11.8.   Disputes........................................................   29
   11.9.   Casualty Loss and Condemnation..................................   30

ARTICLE 12.................................................................   31
   12.1.   Expenses........................................................   31
   12.2.   Notices.........................................................   31
   12.3.   Jurisdiction; Service of Process................................   32
   12.4.   Further Assurances..............................................   33
   12.5.   Waiver..........................................................   33
   12.6.   Entire Agreement and Modification...............................   33
   12.7.   Assignments, Successors, and No Third-Party Rights..............   33
   12.8.   Severability....................................................   34
   12.9.   Section Headings, Construction..................................   34
   12.10.  Time of Essence.................................................   34
   12.11.  Governing Law...................................................   34
   12.12.  Counterparts....................................................   34
   12.13.  Waiver Of Texas Deceptive Trade Practices - Consumer
             Protection Act................................................   34
   12.14.  Arbitration.....................................................   35
   12.15.  Tax Deferred Exchange...........................................   35
   12.16.  Press Release...................................................   35

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is made as of March -J ,______ 2005, by and among Manti Resources, Inc., a Texas corporation, Manti Operating Company, a Texas Corporation, Manti Jamba, LTD., a Texas Limited Partnership, Tri-C Resources, Inc., a Texas Corporation, Sunbelt Energy, Ltd., a Louisiana Corporation, Sunbelt Energy Properties I, L.L.C., a Louisiana Limited Liability Company, Sunbelt Energy Properties - St. Bernard, L.L.C., a Louisiana Limited Liability Company, Sunbelt Energy Properties - Lake Borgne, L.L.C., a Louisiana Limited Liability Company, Sunbelt Energy Properties-Bluebell, L.L.C., a Louisiana Limited Liability Company, Sunbelt Energy Properties-Jambalaya, L.L.C., a Louisiana Limited Liability Company, Sunbelt Energy Properties - Model T, L.L.C., a Louisiana Limited Liability Company and Sunbelt Energy Properties-Gumbo, L.L.C., a Louisiana Limited Liability Company (collectively "Sellers" and individually, a "Seller") and Capco Offshore, Inc., a Texas Corporation ("Buyer").

                                    RECITALS

      Seller desires to sell, in the proportions set forth herein, and Buyer desires to purchase, undivided interests in certain oil, gas, and mineral properties and related assets and contracts, for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      For purposes of this Agreement, in addition to the other capitalized terms defined in this agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

            "Affiliate" -- any Person directly or indirectly controlled by, controlling, or under common control with, Buyer or Seller, including any subsidiary of Buyer or Seller and any "affiliate" of Buyer or Seller within the meaning of Reg. Section 240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

            "Allocated Values" --the values assigned among the Asset categories set forth on Schedule 2.02.

            "Assets" -the Subject Leases, Wells, and Contracts.

            "Assignment Proportions" - the varying ownership percentages of the Sellers in the Assets as described in Section 2.01.

            "Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

            "Buyer's Closing Documents"--as defined in Section 4.02.

            "Closing"--as defined in Section 2.03.

            "Closing Date"-the date and time as of which the Closing actually takes place.

            "Consent"~any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) relating to the conveyance of the Assets or a portion thereof.

            "Contemplated Transactions"--all of the transactions contemplated by this Agreement, including, but not limited to:

            (a)   the sale of the Assets by Seller to Buyer;

            (b) the execution, delivery, and performance of the Instruments of Conveyance and all other instruments and documents required under this Agreement;

            (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

            (d) Buyer's acquisition, ownership, and exercise of control over the Assets.

            "Contract"--any written agreement or contract that is legally binding relating to the Subject Leases or Wells, including without limitation, those listed on Exhibit B.

            "Damages"--as defined in Section 9.02.

            "Defensible Title"-as defined in Section 11.02.

            "Disclosure Schedule"-the disclosure schedule attached as

            Exhibit D. "Effective Time"--January 1, 2005, at 7:00 a.m., Central Daylight Time.

            "Encumbrance"--any charge, equitable interest, privilege, lien, option, pledge, security interest, right of first refusal, or restriction of any kind.

            "Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

            "Environmental Law"--any Legal Requirement that requires or relates to:

      (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials that could have significant impact on the Environment;

      (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

      (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

      (d)   protecting resources, species, or ecological amenities;

      (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

      (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

      (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self- appointed representatives of the public interest to recover for injuries done to public assets.

            "Environmental Liabilities"-any cost, damage, expense, liability, obligation, or other responsibility arising from or under either an Environmental Law or third party claims relating to the Environment which relates to the Assets.

            "Existing Burdens" -- the total of Lessor Royalty Burdens and Override Burdens attributable to the Subject Leases, determined on a lease by lease basis.

            "Governmental Authorization"-any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

            "Governmental Body"--any:

      (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

      (b)   federal, state, local, municipal, foreign, or other government;

      (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

      (d)   multi-national organization or body; or

      (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

            "Hydrocarbons"--oil, gas, minerals, and other gaseous and liquid hydrocarbons or any combination of the foregoing.

            "Instrument of Conveyance"--the instruments of conveyance transferring title to the Assets in the form of Exhibit C provided, that with respect to any of the Subject Leases issued by a Governmental Body, Sellers shall execute and deliver counterpart instruments prepared on the form promulgated by the Governmental Body.

            "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

            "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

            "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as an officer or director of such Person has, or at any relevant time had, Knowledge of such fact or other matter.

            "Legal Requirement"--any federal, state, local, municipal, foreign, international, or multinational law, administrative order, constitution, ordinance, principle of common law, regulation, statute, or treaty.

            "Lessor Royalty Burdens"-- as to each Subject Lease, all reserved royalties arising under the terms thereof and payable to the mineral owners in, on and under the lands covered thereby.

            "Order"-any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

            "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

            "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and regulations of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

            "Override Burdcns"~overriding royalty interests burdening the Subject Leases (a) which are presently of record in the Parishes in which they are located, or (b) otherwise arise pursuant to a Contract.

            "Permitted Encumbrance"--any of the following: (a) any obligations or duties reserved to or vested in any municipality or other Governmental Body to regulate any Asset in any manner including all applicable Legal Requirements; (b) the terms and conditions of all leases, options, servitudes, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, operating agreements, construction agreements, construction and operation agreements, participation agreements, shoot-to-earn agreements, exploration agreements, partnership agreements, processing agreements, plant agreements, pipeline, gathering, exchange and transportation agreements, disposal agreements, permits, licenses and any other agreements affecting the Assets, including those set forth as Contracts on Exhibit B attached hereto; (c) the Consents identified in
      Part 3.11 of the Disclosure Schedule with respect to which prior to Closing (i) waivers or consents have been obtained from the appropriate Person, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights, or (iii) mutually agreed upon arrangements have been made by the parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; (d) easements, rights-of-way, servitudes, permits, surface leases and other similar rights on, over or in respect of any of the Assets, as long as any such encumbrance does not serve to diminish Buyer's right to ingress and egress below that enjoyed by Seller and were in effect as of the Effective Time; (e) lessor's royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce Seller's entitlement to production from the Wells below the net revenue interests set forth in Exhibit A, (f) such other defects or irregularities of title or Encumbrances as Buyer may have waived in writing or which Buyer shall be deemed to have waived pursuant to the provisions of Section 10.3 hereof;
      (g) conventional rights of reassignment obligating Sellers to reassign their interests in any portion of the Leases to a third party in the event Buyer intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest; and (h) after consummation of the Closing, defects and irregularities of title which existed on the date Sellers acquired the affected Asset, unless Buyer and Sellers agree otherwise in writing at or before Closing..

            "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

            "Preliminary Amount"--as defined in Section 2.05(a).

            "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

            "Production Payment" - shall mean a sum equal to one million ($1,000,000) dollars to be paid from and after the occurrence of Payout and payable solely out of 25% of the interest acquired by Buyer in the hydrocarbons produced from the Wells. For purposes of the Production Payment only, "Payout" shall be the first day of the month immediately following that point in time when Buyer has received from the sale of hydrocarbons produced, saved and sold from the Assets, a sum equal to the Purchase Price plus (i) the reasonable costs of operating for, producing and marketing hydrocarbons from the Assets, and (ii) all severance taxes on production and ad valorem taxes, if any, assessed against the Assets after the Effective Date.

            "Property Costs"-as defined in Section 2.05(a).

            "Purchase Price"--as defined in Section 2.02.

            "Representative"-with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

            "Seller's Closing Documents"--as defined in Section 3.02.

            "Subject Leases"-the oil, gas, and mineral leases described on Exhibit A.

            "Tax"-any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, severance tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

            "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

            "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) to a party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

            "Title Defect"-as defined in Section 11.03.

            "Violation of Environmental Laws" -- a violation of, or the failure to perform any obligation imposed by, an Environmental Law.

            "Wells"--oil and gas wells located on the Subject Leases and Prospects, and more particularly described on Exhibit A.

                         ARTICLE 2 SALE AND TRANSFER OF

                                 ASSETS; CLOSING

      2.01. Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer the Assets, in the Assignment Proportions, to Buyer as follows:

                                          All Assets except PXP SL
Seller                                       17656 #2 &BMLC#l-2      PXP SL 17656 #2   BMLC#l-2
---------------------------------------   ------------------------   ---------------   --------
IVlanti Jamba, LTD.                                60.75%                 60.75%        50.625%
Tri-C Resources, Inc.                               22.5%                  22.5%          22.5%
Sunbelt Energy Properties-Gumbo, L.L.C.            16.75%                     0              0
Sunbelt Energy Properties-Jambalaya, L.L.C.            0                  16.75%             0
Sunbelt Energy Properties-Model T, L.L.C.              0                                26.875%

All other individual Sellers not listed immediately above shall sell and transfer all of their right, title and interest in and to the Assets, if any and of whatsoever nature, to Buyer at Closing.

      2.02. Purchase Price. Subject to any adjustments that may be made under
Section 2.5, the purchase price (the "Purchase Price") for the Assets will be Twenty Million Dollars ($20,000,000.00) plus the Production Payment. The Purchase Price for the Assets, exclusive of the Production Payment, will be allocated among each of the Assets as set forth in Schedule 2.02 hereto. The amount so allocated to a part of the Assets will constitute the Allocated Values for such part of the Assets. Seller and Buyer agree to be bound by the allocation set forth in Schedule 2.02 for purposes of Article 11 hereof. Contemporaneously herewith, Buyer has paid Seller the sum of $ 1,000,000.00 (the "Deposit Amount"). If Closing timely occurs, the Deposit Amount will be applied as a credit toward the Purchase Price. If Closing does not timely occur, and Buyer is not obligated under the terms of this Agreement to close, the Deposit Amount will be returned to Buyer. If Closing does not timely occur, and Buyer is obligated under the terms of this Agreement to close, the Deposit Amount will be retained by Seller as its sole and exclusive remedy and as liquidated damages (and not as a penalty).

      2.3. Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Seller's counsel, at 10:00 a.m. (local time) on or before April 29,2005, or at such other time and place as the parties may agree. Buyer shall have a one-time option to extend the time for Closing until May 31, 2005 by tendering to Seller the sum of $2,000,000.00 to be added to and included in the Deposit Amount; provided that, the Purchase Price shall not be increased as a result of such tender. Subject to the provisions of Articles 9, 10 and 11, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      2.4. Closing Obligations. At the Closing:

            (a)   Seller will deliver, or cause to be delivered, to Buyer:

                  (i)   the Instruments of Conveyance executed by Seller;

                  (ii)  possession of the Assets;

                  (iii) a certificate executed by Seller representing and
                        warranting to Buyer that each of Seller's representations and warranties in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date;

                  (iv) such documents as Buyer or counsel for Buyer may reasonably request, including but not limited to letters-in-lieu of transfer order to purchasers of production from the Wells, and releases of all recorded Encumbrances (other than Permitted Encumbrances) affecting the Assets.

            (b)   Buyer will deliver to Seller:

                  (i) the Preliminary Amount, by wire transfer to the account(s) specified by Seller;

                  (ii)  the Instruments of Conveyance executed by Buyer;

                  (iii) a certificate executed by Buyer representing and
                        warranting to Seller that each of Buyer's representations and warranties in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

            (iv) such other documents as Seller or counsel for Seller may reasonably request.

      2.05. Allocations and Adjustments. If Closing occurs:

            (a) Buyer will be entitled to all revenues, production, proceeds, income, and products from or attributable to each Asset on and after the relevant Effective Time, and will be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred on and after the Effective Time. Seller will be entitled to all revenues, production, proceeds, income, and products from or attributable to each Asset prior to the Effective Time, and will be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to each Asset and incurred prior to the Effective Time. "Property Costs" will mean all amounts attributable to the operation and ownership of the Assets incurred and paid in the Ordinary Course of Business. For purposes of allocating production, products, accounts receivable and proceeds under this Section, (i) liquid hydrocarbons will be deemed to be "from or attributable to" the Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous hydrocarbons will be deemed to be "from or attributable to" Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production the parties will rely upon gauging, metering and strapping procedures conducted by Seller on or about the Effective Time to the extent possible and unless demonstrated to be inaccurate will utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering and strapping data is not available on hand as of the Effective Time. Seller will provide to Buyer evidence of all gauging, metering and strapping procedures conducted hereunder in connection with the Wells, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price. Ad valorem taxes for 2005 will be prorated on a daily basis, with Buyer liable for the portion allocated to the period on and after the Effective Time and Seller liable for the portion allocated to the period before the Effective Time. If the amount of such taxes for part, or all, of the Assets is not available on the Closing Date, proration of taxes shall be made on the basis of taxes assessed in the previous year, with a subsequent cash adjustment of such proration to be made between Seller and Buyer, when actual tax figures are available. The "Preliminary Amount" will be the Purchase Price, adjusted as provided below, based upon the best information available at time of Closing.

            (b) The Purchase Price will be, without duplication,

                  (i)   increased by the following amounts:

                        (A) the aggregate amount of all non-reimbursed Property Costs which are attributable to the period from the Effective Time to the Closing Date and which are incurred and paid by Seller with respect to the Wells and Subject Leases;

                        (B) an amount equal to the agreed value of all Hydrocarbons in storage above the pipeline connection at the Effective Time that is credited to the Wells and which stored Hydrocarbons have not been sold by Seller or for which Seller has not been paid;

                        (C)   the amount of any upward adjustment pursuant to
                              Section 11.04;

                        (D) any other upward adjustment mutually agreed upon by the parties;

                  (ii)  decreased by the following amounts:

                        (A) the aggregate amount of proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Wells between the Effective Time and the Closing Date;

                        (B) the amount of any downward adjustment relating to Title Defects as set forth in Article 11;

                        (C) the amount of any adjustment relating to an uninsured casualty as required by Section 11.09;

                        (D) Seller' s share of estimated ad valorem taxes through the Effective Time; and

                        (E) the amount of any downward adjustment mutually agreed upon by the parties.

            (c) Subject to the arbitration provisions of Article 12.14 as to adjustments under Section 2.05(b)(ii)(b), as soon as practicable after Closing, but no later than ninety (90) days following the Closing Date, Seller will prepare and submit to Buyer, a statement (the "Final Settlement Statement") setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price (the "Final Amount"). On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer will deliver to Seller a written report containing any changes which Buyer proposes be made to the Final Settlement Statement. Seller and Buyer shall undertake to agree with respect to the amounts due pursuant to the post-closing adjustment no later than one hundred fifty (150) days from the Closing Date. If Seller and Buyer are unable to agree within one hundred fifty (150) days after the Closing Date as to adjustment matters not subject to arbitration in accordance with this Agreement, Seller will select an independent accounting firm in Corpus Christi, Texas, from a list of three such firms provided by Buyer (none of which will be the independent accounting firm regularly used by Buyer or Seller), which firm will audit the Final Settlement Statement and determine the Purchase Price adjustment or payment amount in accordance with the terms and conditions set forth in this Agreement. The decision of such independent accounting firm will be binding on Seller and Buyer, and the fees and expenses of such independent accounting firm will be borne one-half by Seller and one-half by Buyer. The date upon which such agreement is reached or upon which the Purchase Price is otherwise established, as provided in the preceding sentence, will be called the "Settlement Date." In the event that (a) the Final Amount is more than the Preliminary Amount, Buyer will pay to Seller the amount of the difference; or
(b) the Final Amount is less than the Preliminary Amount, Seller will pay to Buyer the amount of the difference. Such payment will be made within five (5) business days of the Settlement Date via wire transfer to accounts specified by Seller or Buyer as appropriate.

      2.06. Assumption. If the Closing occurs, from and after the Closing Date, Buyer will assume, pay, and discharge the following liabilities ("Assumed Liabilities"):

      Any and all duties, claims, damages, expenses, fines, penalties, costs (including attorneys' fees and expenses), liabilities, and obligations (i) arising from or relating to the ownership or operation of the Assets from and after the Effective Time under any Contract, Governmental Authorization, or Subject Lease relating to the Assets, (ii) imposed by any Legal Requirement relating to the Assets, (iii) for plugging, abandonment, and surface restoration of the oil, gas, injection, water, or other wells located on the lands covered by the Subject Leases, (iv) from any act, omission, event, condition, or occurrence subsequent to the Effective Time relating to the Assets, and (v) attributable to all Environmental Liabilities relating to the Assets; provided, however, the provisions of this Section 2.06 will not relieve Seller from liability resulting from a Breach, if any, of its representations, warranties or covenants under this Agreement.

                    ARTICLE 3 REPRESENTATIONS AND WARRANTIES

                                    OF SELLER

      Each Seller, severally as to its respective interest and not jointly, represents and warrants to Buyer as follows:

      3.01. Organization and Good Standing. Manti Resources, Inc, and Manti Operating Company are Texas corporations, Manti Jamba, LTD., is a Texas Limited Partnership, Tri-C Resources, Inc., is a Texas Corporation, Sunbelt Energy, Ltd., is a Louisiana Corporation, Sunbelt Energy Properties I, L.L.C., Sunbelt Energy Properties-Jambalaya, L.L.C., Sunbelt Energy Properties - Model T, L.L.C., Sunbelt Energy Properties-Gumbo, L.L.C., and Sunbelt Energy Properties - St. Bernard, L.L.C., Sunbelt Energy Properties - Lake Borgne, L.L.C., and Sunbelt Energy Properties-Bluebell, L.L.C., are Louisiana Limited Liability Companies, duly organized, validly existing, and in good standing under the laws of its state of organization and every state in which it is qualified to do business, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Seller is not a "foreign person" for purposes of Section 1445 or Section 7701 of the IRC.

      3.02. Authority; No Conflict.

            (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Instruments of Conveyance and any other documents executed and delivered by Seller at the Closing (collectively, the "Seller's Closing Documents"), Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Except as set forth in
Part 3.02 of the Disclosure Schedule, Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Seller's Closing Documents, and to perform its obligations under this Agreement and Seller's Closing Documents.

            (b) Except as set forth in Part 3.02 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i)   contravene, conflict with, or result in a violation of
                        (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the board of directors or the stockholders of Seller;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any contract or agreement or any Legal Requirement or Order to which Seller, or any of the Assets, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets;

                  (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

                  (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

            (c) Except as set forth in Part 3.02 of the Disclosure Schedule, Seller is not nor will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. If any such consent is required, such consent shall be given in writing not less than three (3) business days prior to Closing.

      3.3. Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings being contemplated by Seller or pending or Threatened against Seller.

      3.4. Taxes. Seller has filed or caused to be filed all Tax Returns that it has been or was required to file, either separately or as a member of a consolidated group, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) Seller are true, correct, and complete. Seller has paid all Taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller, to the extent not being contested in good faith. Seller does not have any Knowledge of any Threatened Tax assessment against it except as disclosed in Part 3.05 of the Disclosure Schedule.

      3.5. Legal Proceedings; Orders.

            (a) Except as set forth in Part 3.05 of the Disclosure Schedule, there is no pending Proceeding:

                  (i)   that relates to or may affect any of the Assets; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

            (b) Except as set forth in Part 3.05 of the Disclosure Schedule, to Seller's Knowledge (1) no Proceeding of the type referenced in Section 3.05 (a) has been Threatened, (2) no event has occurred nor does any circumstance exist that may give rise to or serve as a basis for the commencement of any such Proceeding, and (3) no basis exists for any claim by any employee of Seller under any Legal Requirement for which Buyer could become liable as a successor or otherwise.

            (c) Except as set forth in Part 3.05 of the Disclosure Schedule, there is no Order relating to the use or ownership of the Assets to which Seller, or any of the Assets, is subject.

      3.06. Environmental. To the Knowledge of Seller, there are no Violations of Environmental Laws that arise from events occurring during the period Seller owned the affected Assets, which have not been corrected or remediated under the requirements of any Governmental Body having jurisdiction, and to the Knowledge of Seller, there are no Environmental Liabilities that arise from events occurring prior to Seller's ownership of the Assets.

      There are no environmental investigations, studies or audits with respect to any of the Assets owned or commissioned by, or in the possession of, Seller or Affiliates which have not been disclosed in writing to Buyer.

      3.07. Personal Property. To the extent the Assets constitute personal property or fixtures, Seller EXPRESSLY DISCLAIMS AND NEGATES (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (D) ANY OTHER WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY PROVIDED HEREIN, AND ARE TO BE CONVEYED "AS Is" AND "WHERE /S", WITH ALL FAULTS.

      3.8. Title to Properties. On the Closing Date, Seller will convey to Buyer Defensible Title to the Assets. Seller has delivered or made available to Buyer all items in its possession which would be relevant in the determination as to whether Seller has the ability to convey Defensible Title to the Assets.

      3.9. Brokers. Seller has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the transactions contemplated by this Agreement other than obligations which are the sole responsibility of Seller.

      3.10. Tax Sharing Agreements. There are no tax sharing agreements or any other contract relating to the sharing or payment of any Tax. 3.11. Consents. Part

      3.11 of the Disclosure Schedule sets forth all consents and approvals which are required in order to consummate the transactions contemplated hereunder.

      3.12. Gas Imbalances, Prepayment Arrangements; Take-or-Pay. There are no gas imbalances between Seller and any third party working interest owners or gatherers or transporters relative to the Assets, and Seller is not obligated by any gas prepayment arrangement or by any take- or-pay requirement or by any other financial penalty or payback obligation to deliver any gas at a future time without then or thereafter receiving payment therefore.

      3.13. Status of Leases. With respect to the oil, gas and/or mineral leases comprising part of the Assets (i) to Seller's Knowledge, such leases have been maintained according to their terms, in compliance with the agreements to which such leases are subject; (ii) to Seller's Knowledge all royalties (other than royalties held in suspense), delay rentals and other payments due under such leases have been properly and timely paid and all conditions necessary to keep such leases in force have been fully performed; (iii) to Seller's Knowledge, except as shown on the Exhibits hereto, and without expanding or enlarging any warranty of title given elsewhere herein, such leases are presently in force and effect; and (iv) neither Seller nor, to Seller's Knowledge, any other party to any such lease has received notice of any claim or action seeking to terminate, cancel, rescind or procure a judicial reformation of any such lease or any provisions thereof or seeking the release of any such lease (or portion thereof) comprising any part of the Assets.

      3.14. Contracts. Exhibit B contains a list of certain material Contracts comprising a part of the Assets. Seller has made available to Buyer complete and correct copies of all Contracts listed on Exhibit B. Except as set forth on Parts 3.02 and 3.14 of the Disclosure Schedule, Seller has received no written notice of any threatened cancellation of any Contract nor any outstanding disputes thereunder, and, assuming all required consents are received, Seller has not and will not have breached any provision of, nor, to Seller's Knowledge, does there exist any default under, or event, that is, or with the giving of notice or the passage of time or both would become a breach or default in respect under the terms of any Contract. The Contracts have been duly executed by Seller, constitute valid and enforceable obligations of Seller, and are freely assignable without the consent of third parties. Except as set forth on
Part 3.14 of the Disclosure Schedule, there are no gas purchase Contracts which may not be canceled by Seller upon ninety (90) days notice to the other party.

      3.15. Laws and Regulations. To Seller's Knowledge, Seller is not in violation of any law or regulation relating to the Assets that could, if left unremedied, result in imposition of a fine, administrative penalty, show cause order, reduction in allowable, or pipeline severance.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      4.1. Organization and Good Standing. Buyer is duly organized, validly existing, and in good standing under the laws of the State of Colorado and in each jurisdiction in which it conducts business, including Texas and Louisiana.

      4.2. Authority; No Conflict.

            (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents, and to perform its obligations under this Agreement and the Buyer's Closing Documents.

            (b) Except as disclosed to Buyer on Part 4.2 on the Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

            (c) Except as disclosed to Buyer on Part 4.2 on the Disclosure Schedule, Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

      4.4. Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets and their value, and it has relied solely thereon and the representations and obligations of Sellers in this Agreement and the documents to be executed by Sellers in connection with this Agreement at Closing. Buyer is acquiring the Assets for its own account and not for distribution.

      4.5. Securities Laws. The solicitation of offers and the sale of the Assets by Sellers have not been registered under any securities laws. Buyer represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction. Buyer represents that it intends to acquire the Assets for its own benefit and account and that it is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or fractional undivided interest therein, it will do so in compliance with applicable federal and state securities laws.

4.6. Due Diligence Buyer represents that it has performed, or will perform, before closing, sufficient review and due diligence with respect to the Assets, which includes reviewing well data and other files in performing necessary evaluations, assessments, and other tasks involved in evaluating the Assets to satisfy its requirements completely and to enable it to make an informed decision to acquire the Assets under the terms of this Agreement.

      4.7. Basis of Buyer's Decision. Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Sellers and has formed an opinion based solely on Buyer's knowledge and experience and not on any representations or warranties by Sellers. Buyer represents that it has not relied and will not rely on any statements by Sellers or their representatives in making its decision to enter into this Agreement or to close this transaction.

      4.8. Material Factor. Buyer acknowledges that Buyer's representations under this Article are a material inducement to Sellers to enter into this Agreement with, and close the Contemplated Transactions with Buyer.

                                    ARTICLE 5

                               COVENANTS OF SELLER

      5.01. Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") reasonable access to Seller's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request; PROVIDED THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO WARRANTY, AND EXPRESSL Y DISCLAIMS ALL WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE DOCUMENTS, INFORMATION, BOOKS, RECORDS, FILES AND OTHER PERTINENT DATA THAT IT MAY PROVIDE TO BUYER.

      5.02. Operation of the Assets. Between the date of this Agreement and the Closing Date, Seller will conduct the business relating to the Assets only in the Ordinary Course of Business. By way of example, and not as a limitation, during such period, Sellers will use commercially reasonable efforts to:

            (a) maintain the Assets and operate the Assets or cause the Assets to be operated in the Ordinary Course of Business;

            (b) pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, current taxes and other payments incurred with respect to the Assets except royalties held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in an Asset and except for expenses being contested in good faith and for which adequate reserves have been provided;

            (c) maintain the personal property comprising part of the Assets in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear; and,

            (d) safeguard and maintain confidential all records of a nonpublic nature (including without limitation geological and geophysical data and maps and interpretations thereof) that relate to the Assets.

            Similarly, between the date of this Agreement and Closing, Seller will not:

            (a) take any action that would cause its representations or warranties to be materially incorrect as of the Closing Date, except in the ordinary course of business.

            (b) abandon any Asset (except the abandonment of producing leases not capable of producing in paying quantities after the expiration of their primary terms and having secured consent to such abandonment from Buyer), without Buyer's consent.

            (c) commence, propose, or agree to participate in any single operation with respect to the Wells or Subject Leases with an anticipated cost in excess of $50,000 without Buyer's consent, except for emergency operations;

            (d) elect to participate in any single operation proposed by a third party with respect to the Wells or Subject Leases with an anticipated cost in excess of $50,000 without Buyer's consent, except for emergency operations;

            (e) terminate or materially amend or modify any Contract set forth on the Disclosure Schedule without Buyer's consent;

            (f) waive any right of material value under any Contract set forth on the Exhibit B or relating to the Wells without Buyer's consent;

            (g) sell, lease, encumber or otherwise dispose of all or any portion of any Assets except sales of Hydrocarbons in the Ordinary Course of Business without Buyer's consent; or

            (h) enter into any new production sales, processing, gathering or transportation agreement with respect to the Wells not terminable at will without penalty by Buyer after Closing on thirty (30) days notice or less.

      5.3. Insurance. Sellers will maintain in force until the Closing all of Sellers' general liability, workers compensation, auto liability and well control insurance policies covering the Assets (provided that the costs of such insurance will constitute Property Costs.)

      5.4. Consent and Waivers. Sellers agree to use commercially reasonable efforts to obtain prior to Closing written waivers of all preferential rights to purchase and all waivers and Consents necessary for the transfer of the Assets to Buyer; provided that in the event Sellers are unable to obtain all such waivers and Consents after using such reasonable efforts, such failure to satisfy will not constitute a Breach of this Agreement.

      5.5. Notification. Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if Sellers become aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, Sellers will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

      5.6. Satisfaction of Conditions. Between the date of this Agreement and the Closing Date, Seller swill use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied; provided that in the event Sellers are unable to satisfy such conditions after using such reasonable efforts such failure to satisfy shall not constitute a Breach of this Agreement; provided further, however, the foregoing will not constitute a waiver of Sellers' Breach of any of the provisions of Article 5 or any other Breach of this Agreement.

      5.7. Change of Operator. If Closing occurs, Seller agrees to use commercially reasonable efforts to assist Buyer in becoming the successor operator of those properties operated by Seller at the Effective Time.

                                    ARTICLE 6

                               COVENANTS OF BUYER

      6.1. Notification. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if such Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition. Buyer will promptly deliver to Sellers a supplement to the Disclosure Schedule specifying such change. During the same period, Buyer will promptly notify Sellers of the occurrence of any Breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 8 impossible or unlikely.

      6.2. Satisfaction of Conditions. Between the date of this Agreement and the Closing Date, Buyer will use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied; provided that in the event Buyer is unable to satisfy such conditions after using such reasonable efforts such failure to satisfy shall not constitute a Breach of this Agreement; provided further, however, the foregoing will not constitute a waiver of Buyer's Breach of any of the provisions of Article 6 or any other Breach of this Agreement.

      6.03 Post-Closing Call on Production. For a period of one (1) year from and after the Closing Date, Buyer will grant Manti Resources, Inc., or its Affiliate, a continuing right of first refusal to purchase all Hydrocarbons produced and saved from the Subject Leases or allocated thereto. Buyer shall promptly give written notice ("Offer Notice") to Manti, with full information concerning all terms of any third party offer Buyer has received in respect of the sale of such production (including, without limitation, the name and address of the prospective purchaser, the price offered, volume, term, title transfer point, penalties, reservation fees, take information, connection terms, redetermination provisions, quality specifications and processing provisions) which Buyer would otherwise consider accepting for the purchase and sale of the production. Manti, or its Affiliate, shall then have an optional prior right, for a period often (10) days after receipt of the Offer Notice, to exercise its right to purchase such production by matching the terms and conditions contained in the Offer Notice. Failure to notify Buyer of its election within such ten
(10) day period will be deemed an election by Manti not to exercise its preferential purchase right, solely with respect to the offer contained in such Offer Notice. Notwithstanding the foregoing, to the extent the Hydrocarbon production offered for sale is subsequently purchased by a third party on terms and conditions that are materially different than those contained in the Offer Notice, pursuant to which Manti, or its Affiliate, has elected, or is deemed to have elected, not to purchase, Manti's preferential right to purchase will be reinstated, with a shortened time period of five business days for exercise, which will commence upon Manti's receipt of full details of the terms and conditions under which such production is being sold.

                                    ARTICLE 7

                             CONDITIONS PRECEDENT TO
                           BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1. Accuracy of Representations. All of Sellers'representations and warranties in this Agreement (considered collectively) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

      7.2. Seller's Performance.

            (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) must have been duly performed and complied with in all material respects.

            (b) Seller must deliver, or be prepared to deliver, each document required to be delivered by it pursuant to Section 2.04.

      7.3. No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Sellers, or against any Affiliates thereof, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

      7.4. Production Volumes. The actual volume or quantity of both hydrocarbons and water produced from the Wells for a specific period of time must be substantially consistent with the volumes appearing in Seller's records and reports furnished to Buyer and reflected in state regulatory agency reports for that same period of time.

                                    ARTICLE 8

                              CONDITIONS PRECEDENT
                         TO SELLER'S OBLIGATION TO CLOSE

      Seller's obligation to sell the assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

      8.1. Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

      8.2. Buyer's Performance.

            (a) All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) must have been duly performed and complied with in all material respects.

            (b) Buyer must deliver, or be prepared to deliver, each document required to be delivered by it pursuant to Section 2.04.

      8.03. No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Affiliates thereof, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                                    ARTICLE 9

                                   TERMINATION

      9.01. Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

            (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured;

            (b)   by mutual consent of Buyer and Seller;

            (c) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date scheduled for Closing in paragraph 2.03, or such later date as the parties may agree upon in writing;

            (d) by Buyer if the conditions in Article 7 have not been satisfied on or before Closing;

            (e) by a Seller if the conditions in Article 8 have not been satisfied on or before Closing; or

            (f)   as provided in Article 11.

      9.02. Effect of Termination. Each party's rights of termination under
Article 11 are in addition to the rights it may have under this Article 9. If this Agreement is terminated pursuant to Section 9.01, all further obligations of the parties under this Agreement will terminate, but such termination will not impair nor restrict the rights of either party against the other under
Article 10.

                                   ARTICLE 10

                            INDEMNIFICATION; REMEDIES

      10.1. Survival. Subject to Section 10.04, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the certificates delivered pursuant to Section 2.04, and any other certificate or document delivered pursuant to this Agreement will survive the Closing, except to the extent of any written waiver signed by the waiving party.

      10.2. Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 10, each Seller, severally as its interest may appear and not jointly, will indemnify and hold harmless Buyer and its respective Representatives, stockholders, controlling persons, directors, officers, and affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, or damage, whether or not involving a third-party claim (collectively, "Damages"), arising from:

            (a) any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by such Seller pursuant to this Agreement;

            (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

            (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

            (d) if Closing occurs, the use, ownership or operation of the Assets by Seller prior to the Effective Time, except to the extent assumed by Buyer as Assumed Liabilities.

      Except for Buyer's termination rights under Articles 9 and 11 of this Agreement, the remedies provided in this Article 10 (if Closing occurs) and
Section 2.02 (if Closing does not occur) are Buyer's and Buyer Indemnified Persons' exclusive remedies for Seller's Breaches.

      10.03. Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10, Buyer will indemnify and hold harmless Seller and its Representatives, stockholders, controlling persons, directors, officers, and affiliates (collectively, the "Seller Indemnified Persons"), and will pay to Seller Indemnified Persons the amount of any Damages arising from:

            (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

            (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement;

            (C) ANY LOSS, LIABILITY, CLAIM, DAMAGE OR SLUT WHICH ANY OF BUYER'S EMPLOYEES OR AGENTS OR THEIR HEIRS, EXECUTORS, OR ASSIGNS MA Y ASSERT AGAINST SELLER, BASED LIPOI\ INJURY TO PERSON, INCLUDING PEA TH OR TO PROPERTY, ARISING IN ANY MANNER WHA TSOEVER FROM ANY INSPECTIONS OF SELLER'S PROPERTY PRIOR TOCLOSING, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF SELLER, OR ANY PERSON OR ENTITY, UNLESS SUCH INJURY WAS OCCASIONED SOLEL Y BY THE GROSS NEGLIGENCE OR INTENTIONAL TORT OF SELLER OR ANY OFFICER, DIRECTOR, OR EMPLOYEE OR AGENT THEREOF; PROVIDED THAT SELLER AGREES TO INDEMNIFY, RELEASE AMD HOLD BUYER HARMLESS FOR ANY DAMAGE TO THE FACILITIES AND/OR EQUIPMENT OF SELLER THA T OCCURS DURING SVCH INSPECTION so LONG AS SUCH INSPECTION IS MADE UNDER THE SUPER VISION OF A SELLER'S EMPLOYEE OR AGENT PHYSICALL YA T THE LOCA TION WHEN AND WHERE THE DAMAGE OCCURS,

            (d) if Closing occurs and subject to the provisions of paragraph 5.02, the use, ownership, or operation of the Assets after the Effective Time;

            (e)   if Closing occurs, the Assumed Liabilities.

      Except for Sellers' termination rights under Article 9 and Article 11 of this Agreement, the remedies provided in this Article 10 (if Closing occurs) and
Section 2.02 (if Closing does not occur) are Seller's and Seller's Indemnified Persons' exclusive remedies for Buyer's Breaches.

      10.4. Time Limitations. Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before one (1) year from the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.

      10.5. Limitations on Amount--Seller. If the Closing occurs, Seller will have no liability under Section 10.02 until the total of all Damages indemnified thereunder exceeds $100,000, and then Seller will be liable for the entire amount of such Damages.

      10.6. Limitations on Amount--Buyer. If the Closing occurs, Buyer will have no liability under Section 10.03 until the total of all Damages indemnified thereunder exceeds $100,000, and then Buyer will be liable for the entire amount of such Damages.

      10.7. Procedure for Indemnification--Third Party Claims.

            (a)   Promptly after receipt by an indemnified party under Section
                  10.02 or 10.03 of a claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim.

            (b) If any Proceeding referred to in Section 10.07(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
                  Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (C) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      10.8. Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

      10.9. Extent of Representations and Warranties.

            (a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AL\D DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANYREPRESENTA TION, WARRANTY, STA TEMENTORINFORMA T1O1\MADE OR COMMUNICATED (ORALLY OR LL\ WRITING) TO BUYER (INCLUDING ANY OPINION, 1NFORMA TION OR ADVICE WHICH MA Y HA VE BEEN PROVIDED TO BUYER BY ANY AFFILIA TE, OFFICER, DIRECTOR, STOCKHOLDER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER'S COUNSEL OR ANY OTHER AGENT, CONSULTANT OR REPRESENTA TIVE), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIM AND NEGA TE ANY REPRESENTA TION OR WARRANTY, EXPRESS, IMPLIED, A T COMMON LA W, BYSTA TUTE, OR OTHER WISE RE LA TING TO (A) THE TITLE TO ANY OF THE ASSETS EXCEPT THAT SELLER EXPRESSLY WARRANT THA T THE SUBJECT LEASES ARE FREE AND CLEAR OF ALL LIENS, SECURITY INTERESTS, ENCUMBRANCES OR DEFECTS IN TITLE, EXCEPT PERMITTED ENCUMBRANCES, (B) THE CONDITION OF THE ASSETS FINCLUDING WITHOUT LIMITA TION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, PROF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THE ASSETS ARE BEING SOLD "AS/S", "WHERE fs" AND "WITH ALL FAULTS As To ALL MATTERS",
                  (c) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY (D) ANY INFORMA TION, DA TA OR OTHER MA TERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DA TA, THE EXISTENCE OR EXTENT OF OIL, GAS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), AND(E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELA TED TO THE ASSETS.

            (b) Buyer acknowledges and affirms that it has had full access to information with respect to the Assets, and that Buyer has made its own independent investigation, analysis and evaluation of the Contemplated Transactions (including Buyer's own estimate and appraisal of the extent and value of Seller's Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against a Seller, or Affiliate thereof, alleging facts contrary to the foregoing acknowledgement and affirmation.

      10.10. Compliance With Express Negligence Test THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY WILL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE. The foregoing is a specifically bargained for allocation of risk among the parties, which the parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

      10.11. Limitations of Liability. In no event will Seller or Buyer ever be liable to the other for any consequential, special, indirect, exemplary or punitive damages relating to or arising out of the Contemplated Transactions or the Assets, except as expressly provided in this Article.

                          ARTICLE 11 TITLE MATTERS AND

                              ENVIRONMENTAL MATTERS

      11.1. Title Examination and Access. Buyer may make or cause to be made at its expense such examination as it may desire of the title of Seller to the Assets. For such purposes, Seller will (a) give to Buyer and to the employees, consultants, independent contractors, attorneys and other advisers of Buyer full access at any reasonable time to all of the files, records, contracts, correspondence, computer output and data files, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files and title records, title insurance policies, ownership maps, surveys and any other information, data, records and files which Seller may have (or have access to) relating in any way to the title to the Assets, the past or present operation thereof and the marketing of production therefrom; (b) furnish to Buyer all other information in the possession of or available to Seller with respect to the title to the Assets as Buyer may from time to time reasonably request, except to the extent that (i) Seller is prohibited therefrom by any agreement or contract to which they are a party or of which they are a beneficiary, and (ii) the same constitute interpretations made by Seller which they deem confidential or proprietary and which relate to other properties owned by Seller; and (c) authorize Buyer and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of Seller, whether utilized in the past or presently, concerning title-related matters with respect to the Assets. Seller will advise Buyer of any restrictions or constraints on the right of Seller to provide and disclose to Buyer all data and information herein provided, and Buyer will have the right and power to attempt to remove such restrictions and constraints.

      11.2. Defensible Title. On the Closing Date, each Seller will convey to Buyer Defensible Title to such Seller's interest in the Assets. As used herein the term "Defensible Title" will mean, as to such Seller's interest in the Assets, that title which:

      Entitles Seller, as to the Wells described on Exhibit A to receive not less than the interests set forth in such Exhibit as the respective "Net Revenue Interests", of all Hydrocarbons produced, saved and marketed therefrom, through the plugging, abandonment and salvage of such Wells, except for any decrease (i) caused by orders of the appropriate regulatory body having jurisdiction over the Wells that are promulgated after the Effective Time that concern pooling, unitization, communization or spacing matters, (ii) caused by Buyer, its successors or assigns; or (iii) arising from operation of any Contract proportionately assigned to Buyer hereby.

      Obligates Seller, as to the Wells described on Exhibit A to bear not more than the respective percentages designated as the "WorkinR Interests" set forth in such Exhibits of the costs and expenses relating to the maintenance, development and operation of the said Wells, through the plugging, abandonment and salvage of such Wells, except for any increase (i) caused by Buyer, its successors and assigns, (ii) that also results in the Net Revenue Interest associated with the Well being proportionately increased, or (iii) caused by orders of the appropriate regulatory agency having jurisdiction over the Wells that are promulgated after the Effective Time that concern pooling, unitization, communization or spacing matters;

      Constitutes all of Seller's right, title and interest in and to leasehold estate and working interest in and to all of the Assets; and

      Is free and clear of all Encumbrances except for Permitted Encumbrances.

      11.3. Title Defects. On or before five (5) days before Closing, Buyer will notify Seller in writing of any matter affecting the Assets which in the opinion of Buyer would not give Buyer Defensible Title, in accordance with Section 11.02 hereof, and the Allocated Value of each such title defect (all of which are herein called the "Title Defects"). Seller will thereupon have the right but not the obligation to attempt to cure the Title Defects at their expense on or before the Closing Date. If Seller elects not to cure the Title Defects or the Title Defects cannot be cured or removed to the satisfaction of Buyer on or before the Closing Date, Buyer may elect in writing (a) to waive the uncured Title Defects or (b) to eliminate that portion of the Assets affected by the Title Defects from the purchase and sale hereunder, in which event the Purchase Price specified in Section 2.02 will be reduced by the Allocated Value of the portion thereof so excluded; provided, however, that the Purchase Price will not be adjusted pursuant to this Section 11.03(b) until the aggregate amount of the value of the Title Defects exceeds $10.000 and then to the full extent of such value. Any Title Defects which are not objected to by Buyer on or before five
(5) days before Closing will be deemed waived by the Buyer and to be Permitted Encumbrances.

      11.4. Adjustments. If only a portion of any of the Assets is affected by Title Defects, Buyer may elect to accept said Assets and pay a reduced Purchase Price based upon the percentage loss of the affected Assets and the Purchase Price will be adjusted by deducting the value of such Title Defect from the Allocated Value of such Asset. If it is determined prior to Closing, by the Seller or Buyer, that Seller's net revenue interest in any of the Wells is greater than represented herein, the Wells will be increased by a proportionate adjustment based upon the Allocated Value of such Producing Properties, taking into account the relative increase in the expense bearing working interest, if any, associated with the increased net revenue interest.

      11.5. Environmental Audit. Buyer may, at its option, cause an environmental audit of the Assets to be conducted until five (5) days prior to Closing ("Examination Period"). PROVIDED THAT, BUYER WILL REPAIR ANY DAMAGE TO THE PROPERTIES OF SELLERS RESULTING FROM ITS INSPECTION OF SUCH PROPERTIES, AND BUYER WILL INDEMNIFY, DEFEND (INCLUDING REASONABLE ATTORNEYS' FEES) AND HOLD SELLERS HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, OBLIGATIONS, CLAIMS, LIABILITIES, EXPENSES OR CAUSES OF ACTION (COLLECTIVELY THE "CLAIMS") ARISING FROM SUCH INSPECTIONS, INCLUDING WITHOUT LIMITATION CLAIMS FOR PERSONAL INJURY, DEATH, PROPERTY DAMAGE AND LIENS FOR SERVICES PROVIDED, IN EACH INSTANCE, EXCLUDING CLAIMS RESULTING FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLERS OR THEIR RESPECTIVE OFFICERS, EMPLOYEES, AND AGENTS. Buyer will notify Sellers in writing (the "Environmental Notice") on or before 5:00 p.m. (Central Standard Time) not later than the end of the Examination Period of any environmental matters disclosed by such audit or with respect to which Buyer otherwise has knowledge, that Buyer reasonably believes in good faith may constitute a Violation of Environmental Laws, including with such notice a reasonably detailed description of the specific matter that is an alleged Violation of Environmental Laws. Upon receipt of the Environmental Notice, Seller will have the right, but not the obligation, to attempt to cure the applicable environmental liabilities attributable to the Violations of Environmental Laws prior to Closing. Seller's consideration of, or election to proceed with, any of the remedies hereunder will not be deemed to be an admission by any Person with respect to the occurrence of any Violation of Environmental Law or any violation of any other Legal Requirement.

      11.06. Remedies For Violations Of Environmental Laws. In the event that any Violation of Environmental Law is not expressly waived by Buyer or cured by Seller on or before the Closing, the following provisions will apply:

      (a) If, in Buyer's reasonable good faith estimate, the aggregate amount to cure all Violations of Environmental Law described in the Environmental Notice (collectively, the "Defect Amount") is $100,000 or less, Buyer will proceed to Closing in accordance with the remaining provisions hereby and such Violations of Environmental Law will be deemed waived.

      (b) If, in Buyer's reasonable good faith estimate, the Defect Amount is more than $ 100,000 but less than five percent (5%) of the Purchase Price, Buyer will reduce the Purchase Price by an amount equal to the cost to cure the Violations of Environmental Law and proceed to Closing.

      (c) If, in Buyer's reasonable good faith estimate, the Defect Amount is more than five percent (5%) of the Purchase Price, then either Buyer or Seller may elect to terminate this Agreement.

      11.7. Right of Termination. If the adjustments to the Purchase Price pursuant to Sections 11.03, 11.04 and 11.06 exceed ten percent (10%) of the Purchase Price, either party may terminate this Agreement by written notice to the other prior to the Closing Date, in which case neither party will have any liability to the other except as otherwise set forth in this Agreement.

      11.8. Disputes. If the parties are unable to agree as to (a) whether a particular matter constitutes a Title Defect or Violation of Environmental Law;
(b) the portion of the Assets affected by the Title Defect or Defect Amount; or
(c) the appropriate reduction in the Purchase Price to be made upon elimination from this transaction of the portion of the Assets affected by the Title Defect or Defect Amount; then in those events if Closing occurs the average of Sellers' and Buyer's estimate of the value of asserted Title Defects and Defect Amount will be used to adjust the Purchase Price in accordance with Article 2 for purposes of Closing, provided, that Sellers' and Buyer's estimate will be consistent with the Allocated Values set forth on the Exhibits attached hereto. It is further provided that, if the difference between Buyer's and Sellers' estimates as to such amounts exceeds $200,000, Sellers may elect to terminate this Agreement. If Closing occurs, such disagreement will be resolved after Closing by arbitration in accordance with Section 12.14. In the event the values of Title Defects and Defect Amount as estimated by Buyer are such that Buyer believes it is entitled to refuse to close and Buyer elects to refuse to close, such disagreement will be resolved by arbitration in accordance with Section 12.14.

      11.09. Casualty Loss and Condemnation.

            (a) If after the date of execution of this Agreement and prior to the Closing any part of the Assets is destroyed by fire or other casualty or if any part of the Assets is taken in condemnation or under the right of eminent domain or if proceedings for such purposes are pending or Threatened, this Agreement will remain in full force and effect notwithstanding any such destruction, taking, proceeding, or threat.

            (b) Except to the extent permitted or required pursuant to this Agreement, after the date of execution of this Agreement, without Buyer's prior consent, no insurance or condemnation proceeds will be committed or applied by Seller prior to the Closing Date to repair, restore, or replace a damaged or taken portion of the Assets if the cost to repair, restore, or replace a damaged or taken portion of the Assets is projected to exceed $25,000. To the extent such proceeds are not committed or applied by Seller prior to the Closing Date in accordance with this Section 11.07(b), Seller will at the Closing pay to Buyer all sums paid to Seller by reason of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting such proceeds. In addition and to the extent such proceeds have not been committed or applied by Seller in accordance with this Section 11.07(b), in such repair, restoration, or replacement, Seller will transfer to Buyer, at Closing, without recourse against Seller, all of the right, title, and interest of Seller in and to any unpaid insurance or condemnation proceeds arising out of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting such proceeds. Any such funds which have been committed by Seller for repair, restoration, or replacement as aforesaid will be paid by Seller for such purposes or, at Seller's option, delivered to Buyer upon Seller's receipt from Buyer of adequate assurance and indemnity that Seller will incur no liability or expense as a result of such commitment.

            (c) If and to the extent a casualty occurring after the date of execution of this Agreement and before Closing is not covered by insurance, Buyer and Seller will attempt to agree on the value of the uninsured casualty on or before the date five (5) days after Buyer receives written notice of the casualty. If the parties are not able to agree on such value within such 5-day period, the value will be determined by an independent casualty adjuster, experienced in determining casualty losses in matters similar to the disputed casualty loss, who will be selected by Seller from a list of three (3) such independent casualty adjusters that is provided to Seller by the Buyer. Said independent casualty adjuster will be selected by Seller within five (5) days of the written receipt by Seller of Buyer's written listing of independent casualty adjusters and will provide both Seller and Buyer with a complete and documented report as to his findings within ten (10) business days of being selected by Seller.

      For purposes of this Section, the value of the uninsured casualty will be equal to the lesser of (i) the aggregate reduction in Allocated Value of the affected portion of the Assets resulting from the uninsured casualty, or (ii) the amount required to repair the affected portion of the Assets to its condition immediately preceding the occurrence of the casualty. The Purchase Price will be reduced by the amount of the value of such an uninsured casualty as finally determined pursuant to this Section, and if such final determination is not available on the scheduled Closing Date, Closing will not be delayed, but rather, such Purchase Price reduction will be a part of the final adjustments to be made after Closing as contemplated by Section 2.05.

                               ARTICLE 12 GENERAL
                                   PROVISIONS

      12.1. Expenses. Except as otherwise expressly provided in this Agreement each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

      12.2. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Buyer:            Capco Offshore, Inc.
                  5555 San Felipe, Suite 725
                  Houston, Texas 77056
with a copy to:   Michel E. Curry
                  Cotton, Bledsoe, Tighe & Dawson, P.C.
                  500 W. Illinois, Suite 300 Midland,
                  Texas 79701

Seller:           Manti Resources, Inc.
                  Manti Operating Company
                  Manti Jamba, LTD. Suite
                  2300 South Tower 800 North
                  Shoreline Blvd. Corpus
                  Christi, Texas 78401

                  Tri-C Resources, Inc.
                  909 Wirt Road Houston,
                  Texas 77024

                  Sunbelt Energy, Ltd.,
                  Sunbelt Energy Properties I, L.L.C.
                  Sunbelt Energy Properties - St. Bernard, L.L.C. Sunbelt Energy Properties - Lake Borgne, L.L.C. Sunbelt Energy Properties - Bluebell, L.L.C. Sunbelt Energy Properties - Jambalaya, L.L.C. Sunbelt Energy Properties - Model T, L.L.C. Sunbelt Energy Properties-Gumbo, L.L.C.,
                  309 La Rue France, Suite 104
                  Lafayette, LA 70508

with a copy to:   Gerald E. Thornton, Jr.
                  Matthews & Branscomb, P.C. 802
                  N. Carancahua, Ste. 1900 Corpus
                  Christi, Texas 78470-0700

      12.03. Jurisdiction; Service of Process. A NY A CTiON OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS AGREEMENT OR THE CONTEMPLA TED TRANSACTIONS MUST BE BROUGHT AGAINST ANY OF THE PARTIES IN THECOURTSOF THE STA TE OF TEXAS, COUNTY OF NUECES, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (CORPUS CHRISTI DIVISION), AND EACH OF THE PARTIES CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIA TEAPPELLA TE COURTS) IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN. PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

      12.4. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      12.5. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      12.6. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by any party which is not embodied in this Agreement together with the documents, instruments and writings that are delivered pursuant hereto, and none of the parties shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

      12.7. Assignments, Successors, and No Third-Party Rights. Any party may assign any of its rights under this Agreement provided that any such assignment will not relieve such party of any of its obligations under this Agreement without the prior consent of any other party. Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement or any other agreement contemplated herein, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof are for the sole and exclusive benefit of the parties to this Agreement and such other agreements, and their respective successors and assigns.

      12.8. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      12.9. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      12.10. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      12.11. Governing Law. This Agreement and the relationship of the parties with respect to the Contemplated Transaction will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

      12.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      12.13. Waiver Of Texas Deceptive Trade Practices - Consumer Protection Act. Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present, or future, in connection with this transaction will be governed by legal principles other than the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. BUS & COMM Ann. Section 17.41 et seq. (the "DTP A"), or any similar statute of any jurisdiction that may be applicable to the transactions contemplated hereby. Buyer hereby unconditionally waives the applicability of the DTPA, or any similar statute, to this transaction and any and all rights, duties, or remedies that might be imposed by the DTPA, or any similar statute, provided, however, Buyer does not waive Section 17.555 of the DTPA. Buyer represents, warrants, and acknowledges that it is purchasing the Assets for commercial or business use. Buyer further acknowledges, represents, and warrants that Buyer has knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of a transaction such as this and that Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the DTPA, or any similar statute, and this waiver of the DTPA, and any similar statute, by the Buyer. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PRO VISIONS OF THIS SECTION 12.13.

      12.14. Arbitration. All disputes, controversies, or claims that may arise among the parties relating to this Agreement will be submitted to, and determined by, binding arbitration. The arbitration will be conducted before a single arbitrator pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitrator will apply the laws of the State of Texas (without regard to conflict of law rules) to the dispute, controversy, or claim. Evidentiary questions will be governed by the Texas Rules of Evidence. The arbitrator's award will be in writing and shall set forth findings and conclusions upon which the arbitrator based the award. The prevailing party in the arbitration will be entitled to recover its reasonable attorneys' fees, costs, and expenses incurred in connection with the arbitration, as determined by the arbitrator. Any award pursuant to the arbitration will be final and binding upon the parties and judgment on the award may be entered in any federal or state court having jurisdiction. The provisions of this Section will survive the termination of this Agreement. Notwithstanding the foregoing, this Section will not prevent any party from seeking injunctive relief from a court of competent jurisdiction under appropriate circumstances, provided, however, such action will not constitute a waiver of the provisions of this Section.

      12.15. Tax Deferred Exchange. If Seller so requests, Buyer agrees to cooperate with Seller in a tax-deferred exchange described in Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, Buyer shall not be obligated to enter into any agreement or to consent to an assignment of Seller's rights or obligations hereunder which may have the effect of (i) impairing the title to the Assets, (ii) increasing Buyer's obligations or liability hereunder or resulting in any additional cost, expense or liability to Buyer; or (iii) requiring Buyer to execute a purchase agreement for the purchase of the exchange property or to take record title to the exchange property. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all costs, expenses, claims, damages, losses or liabilities (including, without limitation, reasonable attorney fees and costs) incurred by Buyer in connection with any exchange transaction or transactions or the performance by Buyer of its obligations pursuant to this Section.

      12.16. Press Release. Except as may be required by applicable law, neither Buyer nor Seller will issue at or prior to Closing any publicity or other press release without the prior written consent of the other party. After Closing of the Contemplated Transactions, it is agreed that Buyer will issue any and all such releases, and Seller will not do so without Buyer's prior written consent.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                        SELLER:

                                        MANTI RESOURCES, INC.


                                        By:
                                            ----------------------------------
                                        Name:
                                        Title:

                                        MANTI OPERATING COMPANY


                                        By:
                                            ----------------------------------
                                        Name:
                                        Title:


                                        MANTI JAMBA, LTD.


                                        By:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:


                                        TR-C RESOURCES, INC.


                                        By:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:


                                        SUNBELT ENERGY, LTD.


                                        By:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:


                                        SUNBELT ENERGY PROPERTIES I, L.L.C.


                                        By:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:


                                        SUNBELT ENERGY PROPERTIES-ST.
                                        BERNARD, L.L.C.


                                        By:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:


                                        SUNBELT ENERGY PROPERTIES-LAKE
                                        BORGNE, L.L.C.


                                        By:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:

                                        SUNBELT ENERGY PROPERTIES-BLUE
                                        Kill, I. 1. (.


                                        By:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:


                                        SUNBELT ENERGY PROPERTIES-
                                        JAMBALAYA, L.L.C.


                                        By:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                               -------------------------------


                                        SUNBELT ENERGY PROPERTIES-GUMBO, L.L.C.


                                        By:
                                            ----------------------------------
                                        Name:
                                        Title:


                                        SUNBELT ENERGY PROPERTIES-MODEL
                                        T, L.L.C.


                                        By:
                                            ----------------------------------
                                        Name:
                                        Title:


                                        BUYER:

                                        CAPCO OFFSHORE, INC.


                                        By:
                                            ----------------------------------
                                        Name: Mike Myers
                                        Title: President

                                    EXHIBIT A

                                Schedule of Wells

                                                           Working   Net Revenue
Well Name                             API      Operator   Interest    Interest
-------------------------------   ----------   --------   --------   -----------
CABlk. 30 #1 (Hustler) CA Blk.    1772840058     MANTI      1.000    0.79833333
30 #3 (Seamaster) CA Blk. 27 #2   1772840060     MANTI      1.000    0.79833333
(Fireball) Biloxi Marsh LC# 1-2   1772840062     MANTI      1.000    0.77892924
PXPSL 17656 #2 (Fiesta) PXP       1708720315   MERIDIAN   0,145357     0.106111
CA 30 #2 (Hustler West)           1708720327      PXP      0.4375      0.328125
PXPSL17812#1 (Avenger)            1772840059      PXP      0.4375     0.3764583
PXPSL 17389#1 (Prowler)           1773020034      PXP      0.4375      0.328125
PXPSL17388#l(Catalina) PXP        1773020036      PXP      0.4375      0.338125
SL 17387#1 (Skyraider Dp.) PXP    1773020035      PXP      0.4375      0.338125
SL 17390#l(Twin Otter)            1773020038      PXP      0.4375      0.338125
                                  1772720532      PXP      0.4375      0.338125

                      Schedule of Leases and Rights of Way

LEASES
------

LESSOR                              LESSEE                            DATE         RECORDING INFO.
---------------------------------   --------------------------------- ----------   ------------------------------------------------

USA-Mineral Management Service-
OCS-G 24002***                      Manti Resources, Inc.             5/1/2002     N/A
                                                                                   COB 696. Folio 73 I/MLB 113, Entry #384834,

State of Louisiana-No. 17365        Kalar Corporation                 3/18/200
USA-Mineral Management              Manti Resources, Inc.             5/1/2002
Service-OCS-G2400I***
Mabel Isabel Molero Quatroy, et
al *                                Manti Resources, Inc.             5/9/2001     N/A
                                                                                   COB 717, Folio 339/MLB 116,Folio 6, Entry
                                                                                   397916, St. Bernard Parish, LA
                                                                                   St. Bernard Parish, LA

LAC Real Estate Holdings, L.L.C.*   Louisiana Oil and Gas, Inc.       5/3/2001
Biloxi Marsh Lands Corporation*     White Mountain Royalty
                                    Corporation                       10/26/2000   COB 696, Folio 724/MLB 113, Entry #384833, St.
                                                                                   Bernard Parish, LA Memo-COB 694,
                                                                                   MLB 112,Entry 383297,St. Bernard Parish, LA

State of Louisiana - No. 17656      WLB Investments, Inc.             11/18/2002   COB 730, Folio 182/MLB 118, Folio 98, Entry
                                                                                   #406251, St. Bernard Parish, LA, NA # 03-03420,
                                                                                   Instrument # 251353, Orleans Parish, LA.

State of Louisiana - No. 17812      Manti Jamba,Ltd.,et al            5/19/2003    COB 738, Folio 793/MLB 121, Folio 54, Entry
                                                                                   #413799,St. Bernard Parish, LA

State of Louisiana-No. 17389        Kalar Corporation Kalar           3/18/2002    COB 717, Folio 387/MLB 116, Folio 10, Entry
                                                                                   #397920,St. Bernard Parish, LA

State of Louisiana - No. 17388      Corporation Kalar                 3/18/2002    COB 717, Folio 375/MLB 116, Folio 9, Entry
                                                                                   #397919,St. Bernard Parish, LA

State of Louisiana-No. 17387**      Corporation                       3/18/2002    COB 717, Folio 363/MLB 116, Folio 8, Entry
                                                                                   #397918,St. Bernard Parish, LA

State of Louisiana-No. 17390        Kalar Corporation 3/18/2002                    COB 717, Folio, 399,/MLB 116, Folio #39792l,St.
                                                                                   Bernard Parish, LA 11. Entry

* = INSOFAR AND ONLY INSOFAR as said leases fall within the confines of unit tract numbers 1A and 1B within the CR1S 1 RA SUC, established by Office of Conservation Order No. 960-A-2, effective April 9,2002, and approved by the Office of Conservation on November 4, 2003.

** = LESS AND EXCEPT measured depths from the surface of the earth down to the stratigraphic equivalent of the bottom of the producing sand found between the depths of 4,926' and 5,018' in the Manti Operating Company State Lease No. 17387 No. 1 Well situated thereon.

***Subject to a 3.5% overriding royalty interest, in favor of J. Michael Poole, Sr., pursuant to Article 4.01 in that certain Exploration Joint Venture Agreement between Manti Resources, Inc., and Sunbelt Energy, Ltd., et al, dated May 1,2001.

Rights of Ways/Easements

PIPELINE SEGMENT      SIZE     LENGTH
NO.                 (INCHES)   (FEET)                 FROM                          TO
-----------------   --------   ------   -----------------------------   -----------------------
                                        Well #2, Chandeleur Area,       6-inch SSTI, Chandeleur
                                        Blk. 30 -OCS-                   Area, Blk.
14390 14391 14519       4         385   G 24002                         30 - OCS-G 24002
                                        Well #3, Chandeleur Area,       6-inch SSTI, Chandeleur
                                        Blk. 30 -OCS-                   Area, Blk.
14388-ROWNo.                      529   G 24002                         30 - OCS-G 24002
                                        Caisson No. 3, Chandeleur       Caisson No. 2,
                                        Area, Blk. 27 -                 Chandeleur Area, Blk
G253216 14529 -         4       8,501   OCS-G 24001                     27 - OCS-G 24001
ROW
                                        Caisson # 1, Chandeleur Area,   Platform A, Chandeleur
                                        Blk. 30 -                       Area, Blk. 2<
No. G25347 6.6                 18,225   OCS-G 24002                     -OCS-G 05740
14530-
                                        Chandeleur Blk. 27 Caisson      Chandeleur Blk. 29
                                        No. 2 - OCS-                    Platform "B" -
ROWNo. G253484                 10,748   G 24001                         OCS-G 05740
                                        Caisson #2, Chandeleur Area,    Platform B, Chandeleur
                                        Blk. 27 -                       Area, Blk. 25
                               10,788   OCS-G 24001                     -OCS-G 05740

ALL OF THE ABOVE PIPELINE SEGMENTS AND RIGHT-OF-WAYS ARE TAKEN FROM THE UNITED STATES O AMERICA MINERAL MANAGEMENT SERVICE.

LEASE
DATE                 LESSOR State of             LESSEE PXP         PARISH            ENTRY    BOOK   PAGE
---------   ---------------------------   -----------------------   ---------------   ------   ----   ----
12/19/03    Louisiana ROW 4428            Gulf Coast Inc            St. Bernard       422745    751    404
01/09/04    State of Louisiana ROW 4444   PXP Gulf Coast Inc        St. Bernard       424062    753     55
04/27/04    State of Louisiana ROW 4469   PXP Gulf Coast Inc        St. Bernard       427803    758     39
6/22/2004   State of Louisiana ROW 4509   PXP Gulf Coast Inc        St. Bernard       429903    760    519

                                    EXHIBIT B

                                    CONTRACTS

1. Exploration Agreement South Louisiana Joint Venture, dated October 2, 2003, by and between PXP Gulf Coast, Inc. and the Manti Group with Joint Operating Agreement attached as Exhibit E thereto, covering certain Main Areas in St. Bernard, Orleans and Plaquemines Parishes, Louisiana, as depicted on Exhibit "D" attached thereto.

2. Amendment and Ratification to said October 2,2003 Exploration Agreement, dated October 2,2003, by and between PXP Gulf Coast, Inc. and the Manti Group covering the same lands as the aforementioned October 2, 2003 Exploration Agreement.

3. Second Amendment to said October 2, 2003 Exploration Agreement, dated November 17, 2003, by and between PXP Gulf Coast, Inc. and the Manti Group covering the same lands as the aforementioned October 2, 2003 Exploration Agreement.

4. Ancillary Agreement to said October 2,2003 Exploration Agreement, dated October 2,2003, by and between PXP Gulf Coast, Inc. and the Manti Group covering the same lands as the aforementioned October 2, 2003 Exploration Agreement.

5. Joint Operating Agreement dated November 12, 2003, by and between Manti Operating Company, as Operator, and Manti Jamba, Ltd., et al, as Non-Operators, covering State of Louisiana Lease No. 17365 and Outer Continental Shelf-Gulf lease No. 24001, known as the Fireball Unit located in Chandeleur Area Block 27, St. Bernard Parish, Louisiana and the Gulf of Mexico Outer continental Shelf offshore Louisiana.

6. Joint Operating Agreement dated October 13,2003, by and between PXP Gulf Coast, Inc., as Operator and Manti Jamba, Ltd., et al, as Non-Operators, covering SL No. 17389, located in Chandeleur Sound Area Addition Block No. 40, known as the Prowler Prospect, St. Bernard Parish, Louisiana.

7. Joint Operating Agreement dated December 9,2003, by and between PXP Gulf Coast, Inc., as Operator and Manti Jamba, Ltd., et al as Non-Operators, covering acreage in Chandeleur Sound Area Addition Block No. 27, and the State of Louisiana Lease No. 17387 #1 well, known as the Skyraider Deep Prospect, St. Bernard Parish, Louisiana.

8. Joint Operating Agreement dated October 30,2003, by and between PXP Gulf Coast, Inc., as Operator and Manti Jamba, Ltd., et al as Non-Operators, covering SL No. 17388 located in Chandeleur Sound Area Addition Block No. 28, known as the Catalina and Buckaroo Prospects, St. Bernard Parish, Louisiana.

9. Joint Operating Agreement dated December 23,2003, by and between PXP Gulf Coast, Inc., as Operator and Manti Jamba, Ltd., et al, as Non-Operators, covering SL No. 17390 in Chandeleur Sound Area Block No. 8, known as the Twin Otter Prospect, St. Bernard Parish, Louisiana.

10. Joint Operating Agreement dated January 1, 2004, by and between PXP Gulf Coast, Inc., as Operator and Manti Jamba, Ltd., et al, as Non-Operators, covering SL No. 17656 in the Lake Borgne Area, known as the Fiesta Prospect, St. Bernard Parish, Louisiana.

11. Joint Operating Agreement dated January 1, 2004, by and between PXP Gulf Coast, Inc., as Operator and Manti Jamba, Ltd., et al, as Non-Operators, covering acreage in Chandeleur Area Block No. 30, being part of Outer Continental Shelf-G 24002 and known as the West Hustler Prospect, Offshore St. Bernard Parish, Louisiana.

12. Model Unit Agreement dated November 12,2003, by and between Manti Resources, Inc., et al and the State Mineral Board of the State of Louisiana and the Minerals Management Service of the United States of America covering a portion of SL No. 17365 and a portion of OCS G-24001, that comprise the Fireball Unit located in the Chandeleur Area Block No. 27, offshore Louisiana in the Gulf of Mexico and St. Bernard Parish, Louisiana, recorded in COB 751/MLB 125, File No. 422704 in the records for St. Bernard Parish Louisiana and with the Gulf of Mexico OCS Region of the MMS in Development and unitization file No. 754304001.

13. Conservation Order No. 960-A-2 dated effective April 9, 2002, issued by the State of Louisiana Office of Conservation, establishing the CRISIRA SUC in the Bayou Biloxi Field, St. Bernard Parish, Louisiana. The Biloxi Marsh Lands 1 #2 is the unit well for the CRIS I RA SUC, established by this order.

14. Joint Operating Agreement dated October 13,2003, by and between PXP Gulf Coast, Inc., as Operator and Manti Jamba, Ltd., et al, as non-operators, covering SL No. 17812 in Chandeleur Sound Area Addition Block No. 40, known as the Avenger Prospect, St. Bernard Parish, Louisiana.

15. Chandeleur Sound Area Block No. 14 Commingling Facility Letter Agreement, dated December 17, 2003

 Insofar and only insofar as the above Contracts relate to the lands covered by the Subject Leases described on Exhibit "A "

                                    EXHIBIT C

           ASSIGNMENT AND BILL OF SALE OF OIL, GAS AND MINERAL LEASES

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

STATE OF LOUISIANA

                                           KNOW ALL MEN BY THESE PRESENTS, THAT:

COUNTY OF _____________________

      This Assignment and Bill of Sale of Oil, Gas and Mineral Leases (this "Assignment") is made effective as of 7:00 a.m. the 1st day of_____________________, 2005 (hereinafter referred to as the "Effective Date"), by and between [Seller], whose address is ________________________("Assignor") and [Buyer] with an address of ___________________________________("Assignee").

                                        L

      NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged Assignor does hereby BARGAIN, SELL, ASSIGN and TRANSFER unto Assignee, subject to all royalty and overriding royalty interests including the J. Michael Poole, Sr., overriding royalty interest identified on Exhibit "A" attached hereto, any other outstanding interests, depth limitations or reassignment obligations, if any, that may now burden Assignor's interest covered by this Assignment, and the Production Payment hereinafter reserved, the following interests, all of which are hereinafter sometimes referred to as the "Assigned Interests", to-wit:

a. All of Assignor's right, title and interest in and to the Oil, Gas and Mineral Leases described in Exhibit "A" attached hereto and incorporated herein by reference for all purposes (the "Leases"), including, but not limited to, all of Assignor's leasehold estate and working interests, reversionary interests, recoupment rights and any other interests whatsoever in, to and under the Leases, such Leases entitling Assignee to the Working Interests and Net Revenue Interests in Wells located thereon described on Exhibit "A" and as provided in that certain Asset Purchase Agreement dated March_______________________2005, with Assignor and Assignee as parties (the "Purchase Agreement").

b. All of Assignor's right, title and interest in and to (i) all of the personal property, fixtures and improvements now situated thereon or appurtenant thereto, and all other equipment, including, but not limited to, the tanks, gun barrels, pumping units, dehydrators, tubing, wellhead equipment, flowlines and compressors, if any and (ii) all wellbores on the lands covered by the Leases;

c. All of Assignor's right, title and interest in and to all valid and existing rights-of-way, easements, surface leases, permits, or licenses now or hereafter affecting the Assigned Interests;

d. All of Assignor's right, title and interest in and to any amendments, ratifications, renewals or extensions of the Leases; and

e. All of Assignor's right, title and interest in and to all oil, gas and other minerals that may be produced from all oil and/or gas wells located on the Assigned Interests subsequent to the Effective Date hereof.

f. All of Assignor's right, title and interest in and to all valid and subsisting contracts insofar and only insofar as they are related to or affecting the foregoing specifically enumerated interests assigned hereunder and the oil, gas and all other hydrocarbons produced therefrom, including without limitation all operating agreements, exploration agreements, unit agreements, facilities use agreements, gas sales contracts, oil or other hydrocarbon sales contracts, processing agreements, transportation agreements, division orders, and all other valid contracts of whatever nature, including any and all amendments thereto.

      RESERVATION OF PRODUCTION PAYMENT. Assignor expressly reserves and retains from the Assigned Interests a Production Payment in the sum of one million ($1,000,000.00), without interest, payable solely out of 25% of the oil, gas and other hydrocarbons produced, saved and sold from the Assets, as defined in the Purchase Agreement, from and after the occurrence of Payout. For purposes of the Production Payment, "Payout" shall be the first day of the month immediately following that point in time when Buyer has received from the sale of hydrocarbons produced, saved and sold from the Assets, a sum equal to the Purchase Price plus (i) the reasonable costs of operating for, producing and marketing hydrocarbons from the Assets, and (ii) all severance taxes on production and ad valorem taxes, if any, assessed against the Assets after the Effective Date. The Production Payment retained by Assignor in this paragraph is in addition to any and all royalty, overriding royalty, production payments, and other Existing Burdens, if any, heretofore retained by others as of the Effective Date, and Assignor shall have no liability for any cost or expense incurred in the operation of the Assigned Interests except taxes on production. All capitalized terms contained in this paragraph, unless otherwise defined in this Assignment, shall have the meaning as defined in the Purchase Agreement.

                                       1L

      Assignee, in consideration of the mutual benefits to be derived hereunder, and by its acceptance hereof, understands and agrees to the following terms and conditions:

a. Assignee expressly assumes the "Assumed Liabilities" defined in the Purchase Agreement.

b. Without limitation of the foregoing Section Il.a., Assignee assumes proportionate responsibility for and agrees to plug and abandon each and every well located on the Assigned Interests and to restore the surface of the Assigned Interests in accordance with applicable governmental rules, regulations, laws and orders, and as may be required under the Leases or other agreements affecting the Assigned Interests and if there is any financial assurance required by any law, rule, or regulation, then Assignee shall secure a new financial assurance in the required amount, and supply it to the regulatory body requiring such financial assurance, to the end that Assignor's financial assurance shall be released and discharged. In the event Assignee fails to do any of the foregoing, Assignee agrees to release, indemnify, defend and hold harmless Assignor for all liability for such failure.

c. Without limitation of the foregoing Section Il.a., Assignee hereby expressly assumes and agrees to be bound by and to perform all of the duties and obligations accruing after the Effective Date of this Assignment under the Leases or any agreement affecting the Assigned Interests proportionately attributable to the percentage interest herein assigned. ASSIGNEE, ITS SUCCESSORS AND ASSIGNS, HEREBY AGREES TO INDEMNIFY AND DEFEND ASSIGNOR, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM AND AGAINST ALL CLAIMS, DEMANDS AND CAUSES OF ACTION, INCLUDING COSTS OF CLEAN-UP OR PLUGGING LIABILITIES FOR ANY AND ALL WELLS, BROUGHT BY ANY AND ALL PERSONS, INCLUDING (WITHOUT LIMITATION), ASSIGNEE'S AND ASSIGNOR'S EMPLOYEES, AGENTS, OR REPRESENTATIVES AND ALSO INCLUDING (WITHOUT LIMITATION) ANY PRIVATE CITIZENS, PERSONS, ORGANIZATIONS, AND ANY AGENCY, BRANCH OR REPRESENTATIVE OF FEDERAL, STATE OR LOCAL GOVERNMENT, ON ACCOUNT OF ANY PERSONAL INJURY OR DEATH OR DAMAGE, DESTRUCTION, OR LOSS OF PROPERTY, CONTAMINATION OF NATURAL RESOURCE (INCLUDING SOIL, SURFACE WATER OR GROUND WATER) OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING UNDER ENVIRONMENTAL LAWS RESULTING FROM OR ARISING OUT OF ANY LIABILITY CAUSED BY OR CONNECTED WITH THE PRESENCE, DISPOSAL OR RELEASE OF ANY MATERIAL OF ANY KIND IN, ON OR UNDER THE ASSIGNED INTERESTS AT OR AFTER THE EFFECTIVE DATE, WITHOUT REGARD TO ASSIGNOR'S (1) NEGLIGENCE, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, SOLE OR CONCURRENT, OR (2) STRICT LIABILITY. THIS INDEMNIFICATION SHALL BE IN ADDITION TO ANY OTHER INDEMNITY PROVISIONS CONTAINED IN THIS ASSIGNMENT, AND IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT ANY TERMS OF THIS PARAGRAPH SHALL CONTROL OVER ANY CONFLICTING OR CONTRADICTING TERMS OR PROVISIONS CONTAINED ELSEWHERE IN THIS ASSIGNMENT.

d. The Assigned Interests have been utilized by Assignor for the purpose of exploration, development, and production of oil and gas. Assignee acknowledges that there may have been spills of crude oil and produced water or other material in the past on the Assigned Interests. In addition, some production equipment may contain asbestos and/or Naturally Occurring Radioactive Material (hereinafter referred to as "NORM"). In this regard, Assignee expressly understands that NORM may affix or attach itself to the inside of the wells, materials and equipment as scale, or in other forms, and that said wells, materials and equipment located on the Assigned Interests may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the Assigned Interests. Assignee also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the equipment and Assigned Interests where it may be found and that Assignee assumes all liability for assessment, removal and disposal of any such materials and associated activities.

e. ASSIGNEE UNDERSTANDS AND AGREES THAT THIS TRANSFER IS MADE ON AN "AS IS, WHERE IS", AND "WITH ALL FAULTS" BASIS AND ASSIGNEE RELEASES ASSIGNOR FROM ANY LIABILITY WITH RESPECT THERETO WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO ASSIGNOR'S NEGLIGENCE EXCEPT AS OTHERWISE EXPRESSLY AGREED UPON IN WRITING BY ASSIGNOR OR AS PROVIDED IN THIS PARAGRAPH. WITHOUT LIMITING THE ABOVE, AND EXCEPT AS EXPRESSLY PROVIDED IN THIS ASSIGNMENT, ASSIGNEE WAIVES ITS RIGHT TO RECOVER FROM ASSIGNOR AND FOREVER RELEASES AND DISCHARGES ASSIGNOR FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS, OR EXPENSES, WHATSOEVER, (INCLUDING, WITHOUT LIMITATION, ATTORNEY'S FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE ASSIGNED INTERESTS OR ANY ENVIRONMENTAL LAW OR REGULATION APPLICABLE THERETO.

                                       IIL

      This Assignment is made and executed by Assignor and accepted by Assignee subject to a proportionate part of the terms, conditions, reservations and exceptions set forth in the following:

a. the terms, provisions, covenants and royalties set forth in the Leases and any pooling, communitization and unitization agreements or orders affecting the Assigned Interests;

b. all overriding royalty interests, restrictions, exceptions, reservations, burdens, encumbrances, conditions, limitations, interests, assignments, instruments, agreements and other matters, if any, that may burden or affect Assignor's interest in the Assigned Interests;

c. the terms and conditions contained in any Joint Operating Agreement covering the Assigned Interests; and

d. all Federal, State, and local laws and to all orders, rules, regulations and standards issued thereunder by all duly constituted political subdivisions and agencies having jurisdiction, and Assignee hereby warrants that it will comply with same. Further, Assignee specifically warrants that it will comply with any and all laws, orders, rules, regulations and standards of all Federal, State and local political subdivisions and agencies applicable to (1) all exploration, drilling, production, plugging, and abandonment procedures, and (2) the control, regulation and prevention of pollution, including, but not limited to, salt water discharge and contamination.

ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES: (a) ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING ANY PART OF THE ASSIGNED INTERESTS: (b) ANY AND ALL REPRESENTATIONS AND WARRANTIES AS TO ALL EQUIPMENT, PERSONAL PROPERTY, AND FIXTURES WHICH ARE SOLD AND CONVEYED ON AN "AS IS", "WHERE IS", AND "WITH ALL FAULTS" BASIS: (c) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT; (d) ANY WARRANTY OF FITNESS FOR ANY PURPOSE: (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN: (f) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT. ASSIGNEE SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSIGNED INTERESTS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL CONDITION, BOTH SURFACE AND SUBSURFACE. ASSIGNEE IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSIGNED INTERESTS, AND ASSIGNEE SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS", AND "WITH ALL FAULTS" CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, ASSIGNOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO ASSIGNEE IN CONNECTION WITH THIS ASSIGNMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSIGNED INTERESTS OR THE ABILITY OR POTENTIAL OF THE ASSIGNED INTERESTS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSIGNED INTERESTS OR ANY OTHER MATTERS CONTAINED IN THE MATERIALS FURNISHED OR MADE AVAILABLE TO ASSIGNEE BY ASSIGNOR OR BY ASSIGNOR'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER

MATERIALS (WRITTEN OR ORAL) FURNISHED BY ASSIGNOR OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO ASSIGNEE SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST ASSIGNOR AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT ASSIGNEE'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

ASSIGNEE REPRESENTS AND WARRANTS THAT SUCH ASSIGNEE IS AN EXPERIENCED AND KNOWLEDGEABLE INVESTOR IN OIL AND GAS PROPERTIES, HAS THE FINANCIAL AND BUSINESS EXPERTISE TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS COVERED BY THIS ASSIGNMENT, AND HAS RELIED SOLELY ON THE BASIS OF ITS OWN INDEPENDENT INVESTIGATION OF THE ASSIGNED INTERESTS FOR ALL PURPOSES. ASSIGNEE ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF PERSONS IT DEEMED APPROPRIATE CONCERNING THE CONSEQUENCES OF THE PROVISIONS OF THIS ASSIGNMENT AND HEREBY WAIVES ANY AND ALL RIGHTS TO CLAIM THAT IT IS AN UNSOPHISTICATED INVESTOR IN OIL AND GAS PROPERTIES.

                                       V,

      It is the intention and agreement of Assignor and Assignee hereunder that the provisions of this Assignment be severable. Should the whole or any portion of a section or paragraph be judicially held to be void or invalid, such holding shall not affect other portions which can be given effect without the invalid or void portion.

      Assignor and Assignee hereby agree that all of the covenants and agreements contained herein shall extend to and be obligatory upon the heirs, executors, representatives, administrators, successors, and assigns of Assignor and Assignee, and shall be covenants running with the land.

      TO HAVE AND TO HOLD the same unto the Assignees, their successors and assigns, according to the terms, covenants and conditions of the Leases and this Assignment.

      Assignee joins in the execution hereof for the purpose of being bound by all of the terms, provisions, obligations and covenants herein specified.

      Assignee acknowledges that all bolded provisions herein relating to indemnity obligations, releases and waivers are conspicuous, satisfy the express negligence rule under Texas law and represent a material bargained for allocation of risk between Assignor and Assignee.

      IN WITNESS WHEREOF, this instrument is executed as of the acknowledgement date of each of the parties hereto, but shall be effective as of the Effective Date hereof.


Witnesses                           ASSIGNOR:

                                    [SELLER]


                                    By:
                                        ----------------------------------------

                                    ASSIGNEE:


                                    [BUYER]


                                    By:
                                        ----------------------------------------

                               [ACKNOWLEDGEMENTS]
                                    EXHIBIT D

                              DISCLOSURE SCHEDULES

                     Schedule 3.02 Seller's Authorizations;
                             Conflicts and Consents

LESSOR                                  LESSEE             DATE               RECORDING INFO.
------                                  ------             ----               ---------------
                                White Mountain Royalty              Memo-COB 694,MLB 112,Entry 383297,:
Biloxi Marsh Lands Corporation       Corporation        10/26/2000  Bernard Parish, LA

                                  Schedule 3.05
                          Legal Proceedings and Orders

NONE

                                  Schedule 3.11
                                    Consents

LESSOR                                   LESSEE              DATE                 RECORDING INFO.
------------------------------   ----------------------   ----------   ----------------------------------
Biloxi Marsh Lands Corporation   White Mountain Royalty   10/26/2000   Memo-COB 694.MLB 112,Entry 383297,
                                 Corporation                           Bernard Parish, LA

                              Schedule 3.14 Notices
                            of Contract Cancellation

NONE

                      Schedule 4.02 Buyer's Authorizations;
                             Conflicts and Consents

LESSOR                                   LESSEE              DATE                 RECORDING INFO.
------------------------------   ----------------------   ----------   ----------------------------------
Biloxi Marsh Lands Corporation   White Mountain Royalty   10/26/2000   Memo-COB 694,MLB 112,Entry 383297,
                                 Corporation                           Bernard Parish, LA

                                  Schedule 2.02
                          Allocation of Purchase Price

                                Allocated Value
                                ---------------
CA Blk. 30 #1 (Hustler)
CA Blk. 30 #3 (Seamaster)
CA Blk. 27 #2 (Fireball)
Biloxi Marsh LDS 1   #2
PXP SL 1 7656 #2 (Fiesta)
PXP CA 30 #2 (Hustler West)
PXPSL 17812#1 (Avenger)
PXPSL 17389#1 (Prowler)
PXPSL 17388#l(Catalina)
PXPSL 17387#1 (Skyraider Dp.)
PXP SL 17390#l(Twin Otter)
Total                           $